Bright Mountain Media, Inc Announces Second Quarter 2024 Financial Results

■Second quarter revenue increased to $13.0 million compared to $12.6 million for the second quarter of 2023.

■Half year revenue increased by $11.3 million to $25.5 million compared to $14.1 million for the same period of 2023.

Boca Raton, FL, August 14, 2024 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global marketing service platform with capabilities in digital publishing, advertising technology, consumer insights, creative and media services, today announced its financial results for the second quarter and six months ended June 30, 2024.

Matt Drinkwater, CEO of Bright Mountain, expressed enthusiasm about the company's recent credit amendment. “We're pleased with a key amendment we entered into in the second quarter that enhances our financial flexibility by deferring certain payments owed to Centre Lane Partners, our lending partner. This adjustment will help bolster our growth initiatives.

We're also pleased with our ongoing financial performance, marked by the successful integration of Big Village and Deep Focus with our legacy Bright Mountain business, and significant cost-reduction efforts. Our current focus is on unlocking further synergies, launching innovative products and business lines, and advancing our vision of an AI-driven marketing services platform.

An excellent example of these synergies is the organic growth from our ad tech division, driven by the strategic use of data assets from our market research division. This approach opens up new and innovative opportunities to enhance return on advertising spend for our clients. We are optimistic about the potential for future synergies and continued success.”

Financial Results for the Three Months Ended June 30, 2024

•Revenue was $13.0 million, an increase of $387,000, or 3%, compared to $12.6 million for the same period of 2023. This increase was due to an improvement in revenue from our advertising technology division, which was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. This increase in revenue was partially offset by a decline in revenue in our digital publishing division, which was significantly impacted by macroeconomic factors, which reduced traffic to our website, coupled with an overall reduction in spending by some customers related to inflationary concerns and reduction in website traffic.

Advertising technology revenue was approximately $3.6 million, digital publishing revenue was approximately $516,000, consumer insights revenue was approximately $6.7 million, creative services revenue was approximately $1.7 million, and media services revenue was approximately $566,000 during the second quarter of 2024.

•Cost of revenue was $9.6 million, an increase of $1.2 million, or 14%, compared to $8.4 million for the same period in 2023. The increase is mainly a result of increased publisher costs of $1.2 million, which is driven by the increase noted in revenue for our advertising technology division. These are payments to media providers and website publishers.

Cost of revenue is inclusive of publisher costs of $2.3 million, direct project costs of approximately $3.1 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, direct salary and labor costs of approximately $2.1 million for employees that work directly on customer projects, and $1.6 million of non-direct project costs.

•General and administrative expense was $5.3 million, a decrease of $2.8 million, or 35%, compared to $8.1 million in the same period of 2023.

•Gross margin was $3.4 million, a decrease of 19%, compared to $4.2 million in the same period of 2023.

•Net loss was $5.2 million, a decrease of 14%, compared to a $6.1 million net loss in the same period of 2023.

•Adjusted EBITDA loss was $920,000, compared to Adjusted EBITDA loss of $1.9 million in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Six Months Ended June 30, 2024

•Revenue was $25.5 million, an increase of $11.3 million, or 80%, compared to $14.1 million for the same period of 2023. For the six months ended June 30, 2024, revenue includes $18.3 million which represents the impact of the Big Village Acquisition, which was completed in April 2023. This compares to $9.2 million for the same period in 2023. As a result, the acquisition contributed to revenue for three months of the prior period and for the full six months of the current period and is the main driver of the increase in revenue for the six months ended June 30, 2024.

Advertising technology revenue was approximately $6.2 million, digital publishing revenue was approximately $950,000, consumer insights revenue was approximately $13.4 million, creative services revenue was approximately $3.7 million, and media services revenue was approximately $1.2 million during the six months ended June 30, 2024.

•Cost of revenue was $18.9 million, an increase of $9.5 million, or 101%, compared to $9.4 million for the same period in 2023. For the six months ended June 30, 2024, cost of revenue includes $14.0 million, or 74%, which is the impact of the Big Village Acquisition, which was completed in April 2023. This compares to $6.7 million, or 72%, for the same period in 2023. As a result, the acquisition contributed to cost of revenue for three months of the prior period and for the full six months of the current period and is the main driver of the increase in cost of revenue for the six months ended June 30, 2024.

Cost of revenue is inclusive of publisher costs of $4.1 million for payments to media providers and website publishers, direct salary and labor cost of approximately $4.1 million for employees that work directly on customer projects, direct project costs of approximately $6.2 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, and $3.7 million for non-direct project cost.

•General and administrative expense was $10.6 million, a decrease of 9%, compared to $11.6 million in the same period of 2023.

•Gross margin was $6.6 million, an increase of 38%, compared to $4.7 million in the same period of 2023.

•Net loss was $10.0 million, an increase of 1%, compared to a $9.9 million net loss in the same period of 2023.

•Adjusted EBITDA loss was $2.0 million, compared to Adjusted EBITDA loss of $3.9 million in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain’s subsidiaries brands include Big Village, Deep Focus, Wild Sky Media, and BrightStream. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions; future financial flexibility; our ability to achieve synergies in growth initiatives; our ability to launch innovative products; and our ability to successfully advance an AI-driven marketing services platform. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain.’s Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC. Bright Mountain does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:
Douglas Baker
Email:corp@otcprgroup.com
Tel: (561) 807-6350
https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Revenue	$13,003	$12,616	$25,450	$14,114
Cost of revenue	9,581	8,408	18,892	9,378
Gross margin	3,422	4,208	6,558	4,736
General and administrative expenses	5,310	8,128	10,552	11,556
Loss from operations	(1,888)	(3,920)	(3,994)	(6,820)
Financing and other expense
Other income	53	103	397	381
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(3,360)	(2,244)	(6,352)	(3,407)
Interest expense - Convertible Promissory Notes - related party	(2)	(6)	(4)	(11)
Other interest expense	(11)	(4)	(21)	(10)
Total financing and other expense, net	(3,320)	(2,151)	(5,980)	(3,047)
Net loss before income tax	(5,208)	(6,071)	(9,974)	(9,867)
Income tax provision	—	—	—	—
Net loss	(5,208)	(6,071)	(9,974)	(9,867)
Foreign currency translation	38	119	72	133
Comprehensive loss	$(5,170)	$(5,952)	$(9,902)	$(9,734)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.04)	$(0.06)	$(0.06)
Weighted average shares outstanding
Basic and diluted	171,095,661	166,779,390	171,155,364	158,291,304

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023*
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$2,653	$4,001
Accounts receivable, net	12,075	14,679
Prepaid expenses and other assets	1,231	1,057
Total Current Assets	15,959	19,737
Property and equipment, net	138	199
Intangible assets, net	14,344	15,234
Goodwill	7,785	7,785
Operating lease right-of-use asset	578	306
Other assets, non-current	158	156
Total Assets	$38,962	$43,417
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$16,440	$17,497
Other current liabilities	2,512	3,025
Interest payable – 10% Convertible Promissory Notes – related party	43	39
Interest payable – Centre Lane Senior Secured Credit Facility – related party	139	—
Deferred revenue	5,809	4,569
Note payable – 10% Convertible Promissory Notes, net of discount – related party	80	80
Note payable – Centre Lane Senior Secured Credit Facility – related party (current portion)	4,216	5,592
Total Current Liabilities	29,239	30,802
Other liabilities, non-current	234	325
Note payable – Centre Lane Senior Secured Credit Facility, net of discount – related party	65,245	58,674
Finance lease liability, non-current	31	42
Operating lease liability, non-current	628	239
Total liabilities	95,377	90,082
Shareholders’ deficit
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.01, 324,000,000 shares authorized, 172,445,836 and 172,103,134 issued and 171,095,661 and 171,277,959 outstanding at June 30, 2024 and December 31, 2023, respectively	1,725	1,721
Treasury stock, at cost; 1,350,175 and 825,175 shares at June 30, 2024 and December 31, 2023, respectively	(220)	(220)
Additional paid-in capital	101,553	101,405
Accumulated deficit	(159,807)	(149,833)
Accumulated other comprehensive income	334	262
Total shareholders’ deficit	(56,415)	(46,665)
Total liabilities and shareholders’ deficit	$38,962	$43,417

BRIGHT MOUNTAIN MEDIA, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
($ in thousands)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net loss before tax plus:	$(5,208)	$(6,071)	$(9,974)	$(9,867)
Depreciation expense	35	39	75	46
Amortization of intangibles	481	728	962	1,114
Amortization of debt discount	936	540	1,552	844
Other interest expense	11	8	21	10
Interest expense – Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes – related party	2,426	1,709	4,804	2,573
EBITDA	(1,319)	(3,047)	(2,560)	(5,280)
Stock compensation expense	70	33	135	58
Nonrecurring professional fees	—	685	—	685
Nonrecurring legal fees	254	359	309	359
Non-restructuring severance expense	75	114	93	236
Adjusted EBITDA	$(920)	$(1,856)	$(2,023)	$(3,942)